Exhibit 10.1
April 30, 2024

PRIVATE & CONFIDENTIAL

Sam Keayes
[Address Omitted]
[Email Address Omitted]

Dear Sam,

We are pleased to extend you this offer of employment as set forth in the Employment Contract (the "Agreement") below. This offer will remain in effect until May 2, 2024, and you may accept it, including the covenants in Appendix A, by countersigning where indicated at the bottom of this contract.

EMPLOYMENT CONTRACT

This Agreement sets out the terms and conditions of employment between Crane Payment Innovations, Limited, with company number 1687894 whose registered office is at Coin House New Coin Street, Royton, Oldham, Lancashire, United Kingdom, 0L2 6JZ, United Kingdom (the "Company"), and Sam Keayes of [Address Omitted] ("you"), and contains information which the Company is obliged to give you under the Employment Rights Act 1996.

1.    Conditions and Warranties

1.1    This Agreement and your employment under this Agreement are conditioned upon the following:

1.1.1    you having and maintaining during the course of this employment, the right to be lawfully employed by the Company in the role set out in this Agreement; and

1.1.2    such checks as the Company determines are necessary for the position offered being satisfactory to the Company;

1.1.3    you being free from any obligations owed to a third party which might prevent you from starting work on the date mentioned below or from properly performing the duties of your position; and

1.1.4    Crane NXT, though CA-MC Acquisition UK Ltd., completing its acquisition of OpSec Security, through Orca Midco Ltd (the "Transaction").

1.2    You warrant that you are entitled to work in the United Kingdom in the capacity for which you are being hired by the Company and will notify the Company immediately if you should cease to be so entitled during your employment with the Company. You will prior to starting work and as and when requested thereafter, provide such original documents to the Company evidencing your ability to work lawfully in the United Kingdom as the Company may require.

2.    Commencement, Term of Employment, and Probation

2.1    Subject to the conditions above and the successful completion of our hiring requirements, your employment with the Company under the terms of this Agreement shall commence upon completion of the Transaction. (the "Commencement Date"). The Transaction is currently expected to complete on May 3, 2024. If the Transaction does not reach completion, then this Agreement shall not come into effect. Provided that it does come into effect, this Agreement shall continue, subject to the remaining terms of this Agreement, until terminated as provided in Clause 14.

2.2    Your period of continuous employment (for the purposes of calculating any entitlements under employment legislation) commenced on 28 January 2019.

3.    General Definitions & Interpretations

3.1    The following terms shall have the following meanings unless the context requires otherwise:

i.    "Board" means the board of directors of the Group or any person or committee of the Board duly appointed by it.

ii.    "Basic Salary" means the salary set out in Clause 5.1 as may be increased from time to time by the Company.

iii.    "Group" means Crane NXT, Co. (NYSE: CXT) and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the same in any jurisdiction from time to time.

iv.    "Group Company" means any member of the Group in any jurisdiction from time to time, including the Company.

v.    "Termination" means the termination of your employment under this Agreement however caused, whether lawful or not, and "Termination Date" means the date of Termination.

4.    Duties

4.1    You will be employed in the position of Senior Vice President, Security and Authentication Technology Platform and will report to the Group's Chief Executive Officer. The Company reserves the right to change your reporting line, and to require you at any time during your employment to undertake other duties from time to time, as the Company reasonably requires.

4.2    The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any Group Company. The Company may at its sole discretion assign your employment to any Group Company on the same terms and conditions as set out, or referred to, in this Agreement.

4.3    The Company may from time to time appoint any individual to act jointly with you in sharing and carrying out your duties under this Agreement.

4.4    During your employment by the Company you shall:

4.4.1    comply with all reasonable and lawful directions of the Company;

4.4.2    devote the whole of your working time, attention and abilities to the business of the Company and such Group Companies for whom you are required to perform services;

4.4.3    not undertake any work (paid or unpaid} as an employee, contractor or in any other capacity for, or otherwise be concerned (whether as principal, servant or agent, and whether on your own behalf or on behalf of or in association with any other person) with, any third party (other than a Group Company) without express written permission from the Board;

4.4.4    disclose promptly on request to the Board your interests in any business other than that of a Group Company and notify the Board immediately of any change in their external interests;

4.4.5    faithfully and diligently exercise such powers and perform such duties for each Group Company as may from time to time be assigned by the Company;

4.4.6    comply with all reasonable and lawful directions given by the Board;

4.4.7    promptly make such reports to the Board in connection with the affairs of each Group Company on such matters and at such times as are reasonably required;

4.4.8    report your own wrongdoing and any wrongdoing or proposed or potential wrongdoing of any other employee, officer or consultant of any Group Company to the Board immediately on becoming aware of it;

4.4.9    use your utmost endeavours to promote, protect, develop and extend the business of each Group Company;

4.4.10    comply with your common law, statutory, regulatory and fiduciary duties; and

4.4.11    at all times conduct the business of each Group Company for which you are responsible in a lawful and ethical manner.

4.5    Clauses 4.4.3 and 4.4.4 will not prevent you from being interested, for investment purposes only, as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a Recognised Investment Exchange (as defined in section 285 of the Financial Services and Markets Act 2000) and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.

5.    Basic Salary

5.1    The Company shall pay you a salary of £396,722 gross per annum or at such other rate as may from time to time be agreed between the Company and you ("Basic Salary") subject to deductions required and permitted by law.

5.2    Basic Salary is payable in equal monthly instalments, in line with the time and manner currently paid to you. The Company may alter this payment pattern or method of payment subject to providing you with reasonable notice (of at least 7 days) of the Company's intention to do so.

5.3    Salaries are reviewed annually although whether or not there will be any increase to your Basic Salary will be within the Company's discretion.

5.4    You authorise the Company at any time during your employment and on termination of this Agreement to deduct from your Basic Salary or other payments otherwise owed to you, to the fullest extent permitted by law, any sums due from you to the Company or any Group Company including, but not limited to, any overpayment of salary or holiday pay, benefits and/or expenses, loans or advances made to you by the Company, the cost of repairing any damage or loss of the Company's property caused by you (and of recovering it), and any monies owed on a corporate credit card which are not subject to reimbursement by the Company. After application of the above amounts, if monies are still outstanding, the Company shall notify you of the amount owed and you shall promptly pay such amount to the Company.

6.    Incentive Schemes and Allowances

Bonus

6.1    You are eligible to participate in the Company's discretionary annual bonus plan in effect from time to time. Your annual bonus target is 70% of Basic Salary. The bonus plan year runs from January 1 - December 31, and will be paid as set forth in separate documentation to be provided to you by the Company. Each annual bonus will generally be paid by March 1 or such a later date, as is consistent with Company's normal payroll policies and annual bonus plan document ("Plan"). Payment of such annual bonus is subject to you remaining employed through the payment date of such bonus and is subject to the applicable Plan as may be in place, and such individual, team or corporate targets as the Board may communicate, from time to time. For the avoidance of doubt, any bonus, if awarded, does not become due and payable until the date of payment of any bonus.

6.2    You shall have no right to any annual bonus (whether on a pro rata basis or otherwise) if:

6.2.1    you have an unexpired disciplinary warning on file on the date when the bonus might otherwise have been payable;

6.2.2    you are subject to any unconcluded disciplinary action or investigation (whether internal or external) on the date any bonus is being considered and/or on the date when the bonus might otherwise have been payable (although the Company may reconsider the matter upon the conclusion of the disciplinary action or investigation in question);

6.2.3    your employment terminates or if you are for any reason under notice of termination (whether given by you or by the Company) at or prior to the date when the bonus might otherwise have been payable.

6.3    Other than as set forth in this Agreement, there is no contractual entitlement to any increase in your annual bonus, if any. Your entitlement to participate in any form of incentive plan, including but not limited to the annual bonus, and the amount of any bonus or other incentive you may receive under any such plans, will be determined by the Company in its absolute sole discretion. For the avoidance of doubt, the amount of any bonus or other form of incentive may be zero.

6.4    All amounts you are eligible to receive under this clause will be paid to you less statutory deductions such as income tax and National Insurance.

6.5    The Company reserves the right, at any time, to vary or withdraw the annual bonus and/or any other incentive plan in which you may, from time to time, be eligible to participate, without notice and without entitling you to compensation, other than any specific sums or specific benefits already confirmed, in writing, by the Company to be payable to you, in accordance with the above sub-clauses at the date on which the arrangement is varied or withdrawn. The Company's ability to vary shall include but shall not be limited to any changes it elects, in its sole discretion, to make to the rules, eligibility criteria and/or incentive levels.

6.6    Payment of a bonus, commission, or any other form of incentive in one period does not guarantee payment in a subsequent year, half-year or other period.

6.7    The provision of any bonus, commission, share incentive scheme, or other incentive scheme whatsoever, provided from time to time by the Company or a Group Company, does not in any way prevent the Company from terminating this Agreement for any reason, even if to do so, lawfully or unlawfully, would deprive you of the benefits of participation in any such scheme. If on termination of your employment, whether lawfully or unlawfully, or in breach of contract, you lose any of the rights or benefits under the applicable variable compensation scheme or in relation to any awards or options you held immediately prior to such termination of your employment and/or this Agreement ("Other Awards") which you would not have lost had the Agreement not been terminated (for example, you are not employed as at a vesting date and therefore options which would have vested on that date lapse) you shall not be entitled by way of damages to be compensated for the loss of rights or benefits under the applicable plan or in respect of any Other Awards. The foregoing covers claims for loss or compensation not only in relation to rights under the Plan rules, or any other plan rules, but also under any separate but related documents e.g., individual award agreements or letters.

6.8    If at any time in the six-year period after any bonus is paid to you the Company or Group is required to restate its accounts to a material extent or the Board becomes aware of any material malfeasance on your part that would have entitled to the Company to terminate your employment in accordance with clause 14.3, then the Board shall be entitled to recalculate the bonus that they would have awarded you in each financial year had these facts been known at the time the bonus was awarded. You shall, if so required by the Board and without prejudice to the Company's other remedies, repay on demand (on a gross basis) the difference between such recalculated bonuses and the bonuses actually paid to you.

Equity

6.9    You may from time to time receive awards under the Group's Crane NXT, Co. 2018 Amended & Restated Stock Incentive Plan (the "Plan). Your participation and the terms attaching to any such awards are at the absolute discretion of the Board. If at the Company's or the Board's discretion you are granted options or other equity awards under the Plan then those options or awards shall be governed by the rules of the Plan which may be varied from time to time. Any such options or awards and any participation in the Plan are not benefits conferred by this contract of employment. You do not have any right to receive further awards under the Plan.

6.10    You are required to attain and then retain a minimum of four (4) times your Basic Salary in common stock under the Group's stock ownership policy. While there is not a specific time horizon to reach that level, you will be required to retain at least 50% of net shares received in each vesting cycle or subsequent individual equity transaction until you reach the required stock-holding requirement.

Expenses

6.11    You will be reimbursed all out of pocket expenses wholly, exclusively and necessarily incurred personally in the performance of your duties for the Company and the Group on hotel, travelling, and other similar items provided that you comply with the Company's current policy relating to expenses and produce to the Company satisfactory evidence of expenditure.

Car Allowance and Pension Stipend

6.12    The Company will, during the term of this Agreement, pay to you with your Basic Salary i) a gross monthly car allowance at the rate of £11,000 per annum (or such higher rate as may from time to time be notified to you) (the "Car Allowance") and ii) a gross monthly stipend in lieu of any enhanced pension contribution in excess of the Company's statutory obligations at the rate of £14,000 per annum (the "Pension Stipend").

6.13    The Car Allowance and Pension Stipend are non pensionable and will be subject to statutory deductions. The Car Allowance Is paid on the basis that you provide your own car for business and personal use during the continuance of your employment and pay all costs related to it (including fuel, licence, insurance, repairs and maintenance), ensure that at all times the car is in the condition required by law and insured for business purposes, indemnify the Company against all losses suffered in connection with the car which are not covered by insurance and the car used is of a type and in a condition suitable for business purposes and commensurate with your status.

7.    Place of Work

7.1    Your normal place of work will be at the Company's office(s) located in the United Kingdom, but the Company reserves the right to change this to any alternative office within 1.5 hours commuting time of your home, or your current commuting time if greater, giving you at least one month's notice of the change.

7.2    The Company, may, in its sole discretion, from time to time, require you to carry out your duties from home. This does not give you a contractual right to work from home, and if the Company does exercise its discretion to require you to work from home, this will not amount to a contractual variation of your main place of work as identified above.

7.3    You agree to travel (both within and outside of the UK) as may be required for the proper and efficient performance of your duties of employment. Unless otherwise agreed, you will not be required to work outside the UK for continuous periods of more than 1 month.

8.    Hours of Work

8.1    Your normal hours of work are 8:30 a.m. to 5:00 p.m. Monday to Friday. You will also be required to work such additional hours as may be necessary for the proper and efficient performance of your duties or for such reasons as training, holiday cover, sickness, or general operational requirements. Moreover, you may on occasions be required to work on a Saturday and/or Sunday. There will be no additional payment for hours worked in excess of your normal hours of work.

8.2    You agree that the limit on weekly working time contained in Regulation 4 of The Working Time Regulations 1998 does not apply because Regulation 20 applies to you.

8.3    If we request, you must keep such records and permit such monitoring or restrictions of your working time as we require.

9.    Annual Leave, Public Holidays

9.1    The Company observes the usual public holidays In England & Wales. The Company reserves the right to change its holiday schedule upon written notice (including via email) at any time.

9.2    The Company's holiday year runs from 1st January to 31st December. You shall be entitled to 27 days' paid annual leave each year in addition to the bank and statutory holidays above (together referred to as "holiday").

9.3    In the holiday year, you will be deemed to take the 4 weeks of Regulation 13 of the Working Time Regulations 1998 holiday before the 1.6 weeks of Regulation 13A holiday, and all statutory holiday before non-statutory holiday.

9.4    For the purpose of calculating holiday pay, one day of pay shall normally be calculated as 1/260 of your annual full-time equivalent Basic Salary. Additional amounts will be factored in only if required by applicable law.

9.5    After the first year of service there is no deemed accrual. Annual leave may be taken at times and for a duration agreed with your manager. At least two weeks of prior written notice must be given for any annual leave days taken. Part of your holiday entitlement may be used to cover public holidays and Company closedown periods. The Company reserves the right to require the taking of holiday at other particular times during holiday year e.g. during any period of Garden Leave (as defined below), during a notice period, or over a non-busy time.

9.6    Upon notice of termination of your employment by you or the Company, the Company may, at its sole discretion, either require you to take all or part of any accrued but untaken holiday entitlement during any notice period or may, at its discretion, make a payment in lieu of part or all of your accrued but untaken holiday entitlement as at the Termination Date, subject to legal and required deductions.

9.7    Unless otherwise set forth in Company policies as may be in effect at the time, or as required by law, you may not carry over unused holiday entitlement from one holiday year to the next.

9.8    Holiday entitlement during extended periods of sickness absence will be determined by the Company in accordance with the relevant legislation, as amended. Carryover in cases of long-term sickness (more than 4 weeks) where the holiday could not reasonably have been used within the holiday year shall be limited to the first 4 weeks' statutory holiday entitlement per holiday year and shall be carried over no more than 18 months after the end of the relevant holiday year.

9.9    If you are absent from work on unpaid long-term sick leave and wish to make use of all or part of your unused holiday entitlement, at the discretion of the Company you may be permitted to do so and, if any holiday is taken during such period, you will be paid for this leave on the usual terms. For the avoidance of doubt, any period of holiday taken during sickness absences will also be regarded as a continuation of that sickness absence and will not constitute a return to work.

9.10    Any holiday due to you by the Company upon termination of your employment shall be calculated by establishing the number of holiday days to which you are entitled in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year. The number of days remaining, if any, will be paid at the rate of 1/2601h of your full-time equivalent annual Basic Salary for each untaken day of your entitlement. However, if we have dismissed you or would be entitled to dismiss you for gross misconduct or you have resigned without giving the required notice, such payment shall be limited to your remaining statutory entitlement under the Working Time Regulations 1998, if any, and any holiday taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

9.11    If at the date on which your employment terminates you have taken more holiday than your entitlement, you authorise the Company to deduct the amount owing from any payments due to you and you will be required to make a payment to the Company of any additional amount owed by you on the Termination Date calculated at 11260th of your annual full-time equivalent Basic Salary for each excess day.

10.    Notification of Incapacity and Sick Pay

10.1    You will be paid Statutory Sick Pay ("SSP") when you are eligible to receive it under the legislation and regulations from time to time in force. Monday to Friday (inclusive) in each week shall be qualifying days for the purposes of the legislation relating to SSP. The Company may in its sole and absolute discretion pay you an amount equal to your Basic Salary ("Company Sick Pay") for the first 13 weeks of sickness absence in any rolling 12-month period, subject to such conditions as the Board may specify. Company Sick Pay will include any entitlement to SSP or any benefits provided by virtue of any permanent health insurance scheme. Company Sick Pay is also subject to your compliance with this Agreement and will not be paid in respect of any period of illness whilst the Company is addressing performance or disciplinary issues.

10.2    You must comply with the Company sickness absence reporting procedures. Payment of salary and any other allowances will be suspended automatically after three working days of absence without explanation. The Company will make efforts to contact you in such a case to discuss reasons for the absence and the likely date of return. Unexplained absence may be treated as set forth in Clause 14.2.

10.3    Not all duties express and implied are suspended during sickness absence. You may be given reasonable and/or lawful instructions during any period of sick leave. Unreasonable refusal to comply with such an instruction or failure to comply with the Company's reporting requirements and/or the Company's sickness absence policy in force from time to time could render you liable to the cessation of sick pay and/or disciplinary action.

10.4    In the event that you are, by reason of your sickness or other medical incapacity, absent from work and/or unable to perform all of your duties under this Agreement for any period, the Company may, in its sole discretion, reassign any or all of your duties.

10.5    If you are sick and absent from work, you must take all reasonable steps to assist in improving your health and facilitating your return to work. This includes, undertaking any treatment which is reasonably recommended to you by a medical practitioner (including a doctor, nurse, occupational health therapist or consultant).

10.6    At any stage of sickness absence you may be asked to be examined by a Company-nominated medical practitioner, and may be requested to give permission, by completing a consent form, for such practitioner or your own doctor to provide a medical report to the Company. You may be requested to be referred to and assessed by an occupational health consultant paid for by the Company, and to have a return to work plan shared with the Company and/ or with your doctor. You agree that you will undergo a medical examination by a medical practitioner appointed by the Company, engage with an occupational health consultant, and give consent at any stage. Copies of any reports provided to the Company by such a medical practitioner and/or an occupational health consultant shall be made available to your own doctor. The fees and expenses incurred in the provision of such a medical examination or occupational health services and of obtaining access to such health records and occupational health reports shall be borne by the Company.
10.7    Any outstanding or prospective entitlement to SSP, private medical insurance cover, income protection, or any other benefit will not prevent the Company from exercising its right to terminate your employment for any reason in accordance with this Agreement while you are absent from work due to ill health or injury.
10.8    If the illness, accident or other incapacity has been, or appears to be, caused by the negligence of a third party in respect of which damages are or may be recoverable, you will immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it. You will also give to the Company all particulars that may reasonably be required and will, if required, refund all or such part of the sums paid to you or for your benefit by way of salary, bonus or benefits during the relevant period as the Company may reasonably determine. The amount to be refunded will not, however, exceed the amount of damages or compensation and interest recovered by you, less any unrecovered costs borne by you in connection with the recovery of such damages or compensation, and will not exceed the total remuneration paid to you by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

11.    Other Paid Leaves

The details of any paid leave entitlement which is in addition to annual leave, including all statutory paid leave entitlements such as maternity, paternity, adoption, parental, shared parental, parental bereavement leave and pay, are in the Company's non-contractual policies.

12.    Benefits

12.1    On the commencement of your employment under this Agreement, you will be entitled to participate in the Company's Private Healthcare Scheme. You may also be entitled to participate in other Company benefit schemes from time to time.

12.2    The benefits in this clause are non-contractual and the terms of each scheme may be varied or the scheme withdrawn. Your entitlements under each of those benefits and any other benefits (including any stock or equity scheme) are subject to the scheme terms and rules as amended from time to time. Further details of these schemes can be obtained from the Human Resources Department.

12.3    Your participation in any schemes that the Company may provide from time to time may be a benefit in respect of which you may be liable to pay income tax and you should seek personal tax advice if you are unsure of their impact.

12.4    The provision of any such scheme that the Company or any Group Company may provide from time to time does not in any way prevent the Company from terminating this Agreement even if to do so, lawfully or unlawfully, would deprive you of membership of or cover under any such scheme in which you have participated. Your participation in such a scheme shall automatically cease (without any entitlement to compensation for loss of rights under the scheme) upon the termination of your employment for any reasons, howsoever caused.

12.5    The decision as to whether benefits are payable under any scheme is for the insurer or Plan administrator. The Company is not obliged to make payment to you under any of such schemes unless it has received full payment from the scheme providers for that purpose.
13.    Pension

13.1    The Company intends to comply with its employer pension duties in accordance with Part 1 of the Pensions Act 2008. Unless you opt out, the Company will make a pension contribution equivalent to 7% of the Basic Salary each month during the employment and will require you to make a matched contribution equivalent to 7% of the Basic Salary which will be deducted from your salary each month. The maximum combined pension contribution is £10,000 in any given tax year, and contributions from both you and the Company will cease for the remainder of the tax year once that threshold is met each tax year. There is no cash alternative and you may be required to periodically renew any opt out.

13.2    The Pension Scheme shall be kept under review and changes to it may be made from time to time. The Company reserves the right to terminate or substitute another scheme for the Pension Scheme.

14.    Notice and Termination

14.1    This Agreement and your employment may be terminated by either party giving the other not less than six months' prior notice in writing.

14.2        You may, at the Company's sole option, be deemed to have resigned if you are absent without authorisation or communication to the Company for more than 5 consecutive days; in that case only, the fifth day of your absence shall be deemed your de facto written notice of resignation, thereby beginning the notice period set forth in Clause 14.1 as if you had submitted that notice in writing.

14.3    Notwithstanding the sub-clauses above, the company may terminate your employment without notice and without payment in lieu of notice or of compensation (and without being required to serve notice or make any payment in lieu of notice or other payment) if (amongst other things):

14.3.1    the Company reasonably believes that you are guilty of gross misconduct including but not limited to: dishonesty, physical violence or threats of violence, theft or fraud, deliberate disclosure of sensitive or confidential information to a third party, or other gross misconduct; or

14.3.2    you are guilty of gross incompetence or wilful neglect of duty, or commit any other serious breach or persistently breach the terms of your employment; or

14.3.3    you act in any manner (whether in the course of your duties or otherwise) which the Company believes is likely to bring you, the Company and/or any Group Company into disrepute or prejudice the interests of the Company or any Group Company; or

14.3.4    you refuse to comply with a lawful instruction given to you by your manager or on behalf of the Company; or

14.3.5    you cease to be entitled to work in the United Kingdom in accordance with the relevant provisions of the Immigration Act 2016 and such other applicable law as may be in effect from time to time.
The foregoing are non-exhaustive examples of conduct that would entitle the Company to terminate your employment summarily. Any delay by the Company in exercising such right to terminate shall not constitute a waiver of it. This clause will not restrict any other right the Company may have (whether at common law or otherwise) to terminate your employment summarily.

14.4    The Company may suspend you from work with pay during any investigation into alleged misconduct, during any disciplinary process and during any redundancy consultation. You will continue to receive Basic Salary and contractual benefits during any such period of suspension.

14.5    The Company may, in its sole and absolute discretion, terminate your employment under this Agreement (or, where you have given notice of your resignation bring forward the notified Termination Date), at any time and with immediate effect by notifying you that the Company is exercising its right under this Clause 14 and that it will make you a payment in lieu of notice ("PILON").

14.5.1    The PILON will be equal to the Basic Salary (as at the Termination Date) which you would have been entitled to receive under this Agreement during the notice period referred to at Clause 14.1 (or, if notice has already been given, during the remainder of the notice period) less deductions required and permitted by law. Any PILON will not include any element in relation to any benefit, bonus or commission payment that might otherwise have been due to you (if applicable) and any payment in respect of any pro rata holiday entitlement to which you would have been entitled during the period for which the PILON is made.

14.5.2    This Clause 14.5 applies whether or not notice has been, or will be, served by either you or the Company. You have no automatic entitlement to receive this PILON unless the Company informs you in writing that it has decided to terminate your employment in this way.

14.5.3    For the avoidance of doubt, you and the Company agree that where you have given notice of resignation and the Company has exercised its right to bring forward the Termination Date pursuant to this Clause 14.5, this only alters how and when the resignation takes effect and does not constitute a dismissal by the Company.

14.6    During all or any part of your notice period, regardless whether the notice has been given by you or the Company, the Company may without breaching the terms of this Agreement or giving rise to any claim by you against the Company, exclude you from the work premises, require you not to work and/or not to undertake all or any of your duties of employment, provided that you continue to be paid and enjoy your contractual benefits until your employment terminates in accordance with the terms of this Agreement. This is called "Garden Leave". You shall continue to owe the Company all legal duties and obligations (whether express or implied) during any period of Garden Leave. During any period of Garden Leave:

14.6.1    you will continue to receive contractual pay and benefits (but excluding bonus or any entitlement to share options);
14.6.2    the Company will be under no obligation to provide any work to you and you will have no right to perform any services for the Company or any Group Company;

14.6.3    you will remain readily contactable and available for work. In the event that you are not available for work having been so requested by the Company, you will, notwithstanding any other provision of this Agreement, forfeit any right to salary and contractual benefits;

14.6.4    the Company may require you to deliver up any Confidential Information or property of the Company and you will confirm your compliance with this clause in writing if requested to do so by the Company;

14.6.5    the Company may require you to take any outstanding holiday entitlement; and

14.6.6    the Company may announce to employees, suppliers and customers that you have been given notice of termination or have indicated an intention to resign (as the case may be), and may instruct you not to directly or indirectly communicate orally or in writing with suppliers, customers, officers, employees, shareholders, agents or representatives of the Company.

14.7    If you fail to give notice of termination in accordance with this clause, the Company may elect by notice in writing to you not to accept such breach of this Agreement and if such election is made this Agreement shall remain in full force and effect.

14.8    The termination of your employment will be without prejudice to any right the Company may have in respect of any breach by you of the provisions of this Agreement which may have occurred prior to such termination.

14.9    You will not at any time after the termination of your employment with the Company represent yourself as still having any connection with the Company or any Group Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

14.10    The rights of the Company to terminate your employment under the terms of this Agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay, salary, income protection, or other benefits.

15.    Confidential Information

15.1    You accept and agree that as a natural and inevitable consequence of your employment and the carrying out of duties associated with such employment, you will obtain, have access to, create and become aware of Confidential Information as well as have personal knowledge of, and influence over, the Company's and/or any Group Company's suppliers, customers, clients, consultants and employees such that you will be placed in a position whereby you may cause commercial and irreparable damage to the legitimate business interests of the Company and/or any Group Company by using such Confidential Information, personal knowledge and/or influence for the benefit of any other entity or person.
15.2    In order to protect and maintain the Company's legitimate business interests you agree that (i) during and (ii) after the termination of your employment (for so long thereafter as the Confidential Information remains competitively sensitive), and without prejudice to your common law duties, you will not directly or indirectly (unless authorised to do so by the Company or by a Court):

15.2.1    disclose to any other person, company or organisation whatsoever; and/or

15.2.2        make use of, for your own benefit or for the benefit of any other person, company or organisation whatsoever; and/or

15.2.3    through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of any trade secrets and/or Confidential Information that has or will come to your knowledge during your employment, or has been or will be given to you in confidence by the Company and/or any Group Company, or which you as a person of honesty and reasonable intelligence should reasonably treat as confidential, whether or not the same is specifically marked as confidential.

15.3    No trade secrets and/ or Confidential Information may be reproduced (except in the proper exercise of your duties) or given to the press or any publication whatsoever or in the form of a paper to a professional body without the prior written consent of the Company.

15.4    You shall on the Termination Date return to the Company any records in any form of trade secrets and/or Confidential Information acquired or received by you during the course of your employment and shall not retain any copy, summary or precis of the same.

15.5    The term "Confidential Information" shall include any information relating to the business and/or the financial affairs of the Company and/or any Group Company or any of its customers, clients, suppliers, agents or distributors (actual or potential) and in particular shall include:

15.5.1    all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by you, pertaining in any manner to the business of the Company and/or any Group Company or to the clients/customers, consultants, business associates, suppliers or employees of the same;

15.5.2    all client/customer lists and all lists or other compilations containing client, customer or vendor information;

15.5.3    all information about products, proposed products, product development, research, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions;

15.5.4    plans for the future development of new product or service concepts;

15.5.5    all techniques or processes, documents, books, papers, computer systems and software, databases and other data of any kind and description, including electronic data recorded or retrieved by any means;

15.5.6    all information relating to the remuneration and terms of employment of other employees;

15.5.7    all information (including all negotiations) relating to, or in any way connected with, actual or proposed transactions affecting the Company and/or any Group Company and/or its or their business;

15.5.8    all commercial information including the terms of commercial agreements or intended or proposed commercial agreements as well as any and all negotiations regarding, towards or arising out of commercial agreements or proposed commercial agreements;

15.5.9    all information which the Company and/or any Group Company treats as confidential or expressly designates as "Confidential Information";

15.5.10    the business methods and information of the Company and/or any Group Company (including prices charged or discounts given to agents or obtained from suppliers, marketing and advertising programmes and costings, budgets, forecasts turnover, sales targets or other financial information);

15.5.11    lists and particulars of the Company and/or any Group Company's clients, suppliers, agents and distributors and the individual contact or contacts at such clients, suppliers, agents and distributors;

15.5.12    any know-how or trade secrets or other matters connected with the products or services marketed and/or provided by the Company and/or any Group Company;

15.5.13    any information in respect of which the Company and/or any Group Company is bound by an obligation of confidence to any third party; and

15.5.14    any compilation of information which in its individual parts may not be Confidential Information but which derives its commercial value and its confidential nature from its aggregation.

15.6    The restrictions in sub-Clauses 15.2 through 15.4 will not apply to any information that you can demonstrate (i) was known to you prior to the commencement of your employment by the Company, or (ii) is in the public domain, other than by way of unauthorised disclosure or breach of sub Clauses 15.1 through 15.4 (whether by you or any other person).

15.7    This Agreement including Appendix A shall not prevent you from:

15.7.1    disclosing any information that you are entitled to disclose under Part IVA Employment Rights Act 1996, provided that any disclosure is made in accordance with the provisions of that Act and in accordance with the Company's policy;

15.7.2    disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law;

15.7.3    making a disclosure to regulated health and legal professionals who owe you a duty of confidentiality;

15.7.4    reporting misconduct, or a serious breach of applicable regulatory requirements to a law enforcement agency or any body responsible for supervising or regulating the matters in question; or

15.7.5    co-operating with a criminal investigation or prosecution.

16.    Intellectual Property, and Restrictive Covenants

16.1    You agree as a condition of your employment to the terms and conditions set forth in the Company's Intellectual Property, and Restrictive Covenants Agreement attached as Appendix A and incorporated herein.

16.2    If the Company transfers all or any part of its business to a third party (the "Transferee"), the restrictions contained Appendix A shall with effect from you becoming an employee of the Transferee, apply to you as if references to the Company included the Transferee and references to any Group Company were construed accordingly, and as if the references to defined terms in respect of the Company including but not limited to "Customer", "Prospective Customer" and "Critical Employee", applied to the customers, prospective customers and critical employees of the Transferee and their respective Group Companies. You agree to execute any such documents as may be required to effectuate said benefit.

17.    Company Property

17.1    At any time on request and in any event upon the termination of your employment:

17.1.1    you shall return all property belonging to the Company including (but not limited to) any company credit card, keys, security pass, identity badge, mobile telephone, laptop computer and alt documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by you during your employment with the Company or relating to the business or affairs of the Company;

17.1.2    you will (1) copy to the Company and then (2) irretrievably delete from,

i.    any device and

ii.    from any form of data memory or data storage

which is used by or which is in your possession or under your control or accessible by you including but not limited to cloud storage, alt (1) documents, (2) drawings, (3)
graphics, (4) communications and (5) information belonging to, obtained from, or prepared for or in relation to the Company or any Group Company or any of its or their respective customers or clients;

17.1.3    you shall inform the Company of any passwords used by you in order to access such documents, drawings, graphics, communications and information and

17.1.4    you consent to the Company reviewing all the data including personal data therein.

17.2    You shall not copy, delete or alter any information created, stored or contained on any Company-owned electronic media equipment and/or systems before you return the information and property per the above clauses.

18.    Disciplinary and Grievance Procedure

18.1    The Company generally deals with disciplinary and grievance matters in accordance with the Company's disciplinary and grievance policies, copies of which are available on request.

18.2    The disciplinary and grievance procedures may be altered by the Company from time to time, or may not be applied if in the Company's sole discretion it is not appropriate to do so in a particular situation. They do not form part of this Agreement and are not contractually binding.

18.3    The Company reserves the right to suspend you on full pay and not provide you with work pending the making and completion of the investigation of any matter relating to any disciplinary or grievance situation.

19.    Rules, Policies and Procedures

19.1    You agree at all times to comply with the Company's rules, policies and procedures in place from time to time. They are non-contractual and do not form part of this Agreement. The Company reserves the right to modify, withdraw or initiate rules, policies or procedure as it deems fit. In case of any conflict between Company rules, policies and procedures, and this Agreement, the terms of this Agreement shall prevail.

19.2    You will at all times keep the Company informed of your permanent home address, email address and telephone number if it should change from that set forth above.

20.    Directorships

20.1    You shall, if requested by the Company or the Board during the employment, serve as director of any Group Company as required from time to time. If so appointed, you will:

20.1.1    comply with the articles of association (as amended from time to time) of any Group Company of which you are a director or otherwise responsible; and

20.1.2    not do anything that would cause your disqualification as a director.
20.2    On Termination or at any time at the Company's or the Board's request, you shall:

20.2.1    immediately resign, without any claim for compensation, from any directorships in any Group Company; and

20.2.2    transfer to the Company or as it may direct, without payment, any shares or other securities held by you in any Group Company, which are held as a nominee or trustee for or for the benefit of, any Group Company and deliver to the Company the related certificates and do all acts or things necessary to give effect to the same.

20.3    Except with the prior approval of the Board or as required by this Agreement you shall not resign as a director of any Group Company.

20.4    By way of security for your obligations under this Agreement, you hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the full benefit of this clause 20.

21.    Data Protection

21.1    We will process personal data about you in accordance with the Company's employee privacy notice, a copy of which is available on request.

21.2    You shall comply with the Company's data protection policy and any instructions, processes or procedures issued under it when handling personal data in the course of your employment, including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. You must also comply with any applicable IT & Communication Systems policy. Failure to comply with the data protection policy, any instructions, processes or procedures issued under it, or any of the other policies listed in this paragraph may be dealt with under the Company's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

22.    Training

As at the date of this Agreement, there are no current requirements or entitlements for you to undertake any specific training in connection with your employment. In the future, you may be entitled or required to take part in various training courses which the Company may provide or facilitate access to from time to time. Specific details of any courses that might be available to you will be provided to you in due course.

23.    Collective Agreement

There are no collective agreements in force which relate to your employment.

24.    Changes to your Terms of Employment

24.1    In addition to reserving the right to make the specific changes set forth above, the Company reserves the right to make reasonable changes to any of your terms and conditions of employment. Minor changes of details (e.g. in procedures) may be made from time to time and will be effected by a general notice to employees.
24.2    You will be notified in writing of any significant change to the particulars of your employment at the earliest opportunity and in any event within one month of the change.

24.3    No terms shall be implied into this Agreement by custom and practice.

25.    Notices

25.1    The Company may deliver any documents related to your employment and request your consent to matters by electronic means. You hereby consent to receive such documents by electronic delivery and, if applicable, to execute such documents via electronic signatures, click-through acceptance of terms, or other online system as may be established and maintained by the Company.

25.2    Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by email, or by prepaid first-class post to, in your case, your Company email (if you are still employed), last known personal email, and/or residential address or, in the case of the Company, your manager's Company email, or the Company's registered office marked to the attention of the General Counsel.

25.3    A notice shall be deemed to have been delivered:

25.3.1    at the time of delivery if delivered personally to a party or to the specified address;

25.3.2    on the second working day after posting by first class prepaid post; or

25.3.3    two hours after transmission if served by email on a business day prior to 3pm or in any other case at 10 am on the business day after the date of transmission based on the usual applicable time zone of the recipient (in your case this will be the time zone of your contractual place of work).

26.    Entire Agreement

This Agreement including Appendix A hereto together with the Indemnity Agreement between you and the Company dated effective as of the closing of Crane NXT's acquisition of OpSec Security, between Crane NXT (the "Indemnity Agreement") contain the entire understanding between the parties as to the subject matter contained herein and, together, supersede all (if any) subsisting or previous agreements, arrangements and understandings or parts of agreements, arrangements or understandings (as appropriate) relating to the subject matter hereof which such agreements, arrangements and understandings (or parts thereof) shall be deemed to have been terminated by mutual consent without liability on either party but without prejudice to accrued rights and liabilities. To the extent that there is any conflict between the terms of this Agreement and the Indemnity Agreement, the terms of this Agreement shall prevail.
27.    Choice of Laws and Submission of Jurisdiction

This Agreement is governed by and shall be construed and enforced in accordance with the laws of England and Wales, and the parties to this Agreement hereby submit to the exclusive jurisdiction of the English courts; provided, however, that the Company and you may seek to enforce a judgment in relation to Appendix A issued by the above-named courts in any proper jurisdiction.

28.    Miscellaneous

28.1    In this Agreement, unless the context otherwise requires:

28.1.1    words in the singular include the plural and in the plural include the singular;

28.1.2    any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

28.1.3    the headings are inserted for convenience only and shall not affect its construction;

28.1.4    reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

28.1.5    the Appendices shall form part of this Agreement, shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Appendices; and

28.1.6    reference to any regulator or other body includes a reference to any successor.

28.2    You acknowledge that you have had the opportunity to take independent legal advice in relation to the undertakings contained in this Agreement.

28.3    This clause applies if you subscribe for or are awarded shares in the Company or any Group Company or participate in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an "Incentive") or may do so. Upon termination of employment, your rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the Termination Date and you hereby irrevocably waive all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to you (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

28.4    The termination of your employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party.

28.5    With the exception of Group Companies and assignees of the Company who may enforce the rights and benefits of this Agreement pursuant to Section 1 of the Contracts (Rights of Third Parties) Act 1999:

28.5.1    a person who is not a party to this Agreement will not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement; and

28.5.2    the parties to this Agreement may vary or terminate this Agreement by agreement between them without requiring the consent of any Group Company or assignees of the Company and without needing to comply with Section 2(1) of the Contracts (Rights of Third Parties) Act 1999.

28.6    If your employment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you acknowledge and agree that you shall have no claim against the Company or against the concern or undertaking, arising out of or connected with such termination.

28.7    The failure by the Company to require strict performance by you of any obligation under this Agreement or failure by the Company to exercise any of its rights under this Agreement shall not waive or diminish its rights to require strict performance of such obligation ,or to exercise such rights.

28.8    This Agreement may be executed electronically including via DocuSign or PDF and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.
EXECUTION:

Executed and delivered as a Deed by you and executed as an Agreement under hand by the Company on the date stated at the beginning of this Agreement.

Signed by Aaron W. Saak
for and on behalf of Crane Payment             /s/ Aaron W. Saak_________
Innovations, Ltd.                    Signature

Signed as a deed by Sam Keayes            /s/ Sam Keayes___________
in the presence of:                    Signature

/s/ Jennifer Kartono_______________
Witness’s Signature
Name of witness                        Jennifer Kartono
Address of witness                    [Address omitted]
Occupation of witness                    SVP, Chief Human Resources Officer

APPENDIX A

INTELLECTUAL PROPERTY AND RESTRICTIVE COVENANTS

The Intellectual Property and Restrictive Covenants are part of and incorporated into the Contract of Employment to which they are attached as Appendix A. Terms used herein not specifically defined shall have the meaning provided in the Contract of Employment.

Whereas the Company provides or plans to provide during the Restricted Period, the Restricted Goods and the Restricted Services within the Restricted Area, and whereas the Company wishes legitimately to protect its Confidential Information, trade connections, Suppliers, goodwill, skills base, workforce stability and Customers, and since you are likely to obtain in the course of your employment with the Company or any Group Company knowledge of Confidential Information relating to the Company and any Group Company, as well as influence over Critical Employees, Customers ,and Suppliers, you hereby agree as follows:

Each of the restrictions contained herein, each definition set out below, each limb of such definition and each operative word within each sub-paragraph or definition is intended to be an entirely separate, severable and independent restriction, notwithstanding that they are combined together for the sake of brevity, and you agree not to advance any argument to the contrary. In the event that any of the restrictions shall be held to be void or ineffective but would be valid and effective if some part of the wording thereof were deleted such restriction shall apply with such modification as may be necessary to make it valid and effective. If such a deletion applies to a definition, such deletion shall not apply to any other restriction, so that each definition is deemed to be repeated each time it is used.

1.    Definitions

1.1    "Critical Employee" means any person who was at any time during the Relevant Period employed or engaged or engaged by or seconded or assigned to the Company or any Group Company in a senior, managerial, sales, marketing, technical or supervisory capacity; and

1.1.1    for or with whom, during the Relevant Period you have had

(a)    direct or indirect managerial responsibility; and/or

(b)    material contact or dealings;

and

1.1.2    who, during the Relevant Period:

(a)    had material contact with Customers or Prospective Customers or Suppliers in performing his/her duties of employment with the Company or any Group Company; and/or

(b)    who is in possession of Confidential Information about Customers or Prospective Customers or Suppliers.

1.2    "Customer" means any person, consultant, firm, company, business entity or other organisation whatsoever to which the Company or any Group Company distributed, sold or supplied goods or services which are the same as or similar to the Restricted Goods or Restricted Services during the Relevant Period and with which, during that period:
1.2.1    you, or

1.2.2    any employee under your direct or indirect supervision,

had material dealings in the course of employment with the Company or any Group Company, or about whom you were in possession of Confidential Information, but always excluding therefrom any division, branch or office of such person, firm, company or other organisation whatsoever with which you and/or any such employee had no dealings during that period. You agree that the restrictions in this Agreement shall apply in relation to all Customers notwithstanding that such Customers may have been introduced to the Company or any Group Company by you.

1.3    "Group Company" or "Group" means the Company and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time;

1.4    "Intellectual Property Rights" means all copyrights and related rights, patents, utility models, trademarks, rights in designs, rights in data, database rights and rights in computer software, moral rights (as defined in the Copyright Designs and Patents Act 1988), rights in Confidential Information (including know how and trade secrets), rights in designs and Inventions, trade, business and company names, internet domain names, e-mail addresses and rights in get up and goodwill including the right to sue for passing off or unfair competition, in each case whether registered or unregistered or the subject of a pending application for registration and all other intellectual property rights or rights of a similar nature or any other form of protection which subsists in the past, present or future anywhere in the world in any work, Invention or any other similar thing created by you (including in conjunction with any third party) in the course of your employment by the Company or a Group Company;

1.5    "Invention" means any invention, development, process, plan, design, formula, specification, programme or other matter or work whatsoever which you make, develop or discover, either alone or with others, during the course of your duties of employment for the Company or a Group Company whether or not during working hours, whether or not using Company premises or resources and whether or not recorded in material form;

1.6    "Permitted Investment" means holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised investment exchange.

1.7    "Prospective Customer" means any person, firm, company or other organisation whatsoever with which the Company or any Group Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Goods or Restricted Services and

1.7.1    with which, during such period:

(a)    you, or

(b)    any employee who was under your direct or indirect supervision, had material dealings in the course of employment by the Company or any Group Company; or

1.7.2    about whom you were in possession of Confidential Information,

but always excluding therefrom any division, branch or office of that person firm, company or other organisation, with which you and/or any such employee had no dealings during that period.

1.8    "Relevant Period" means the period of 12 months immediately preceding the start of the Restricted Period;

1.9    "Restricted Area" means the United Kingdom, any country within the European Union and any other country in the world where the Company or any Group Company during the Relevant Period is providing or supplying, or is planning to provide or supply, any Restricted Goods or Restricted Services and in or for which, during the Relevant Period:

1.9.1    you, or

1.9.2    any employee under your supervision,

performed material duties for the Company or relevant Group Company. For the purposes of this Agreement, acts done by you or any employee under your direct or indirect supervision outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Goods or Restricted Services in the Restricted Area;

1.10    "Restricted Goods" means:

1.10.1    any products provided by the Company or any Group Company as at the Termination Date, 'Or which the Company or any Group Company has planned to start providing within six months of the Termination Date; and

1.10.2    with which your duties were materially concerned or for which you, or any employee who was under your supervision, were responsible during the Relevant Period;

or any products of the same type or materially similar to such products.

1.11    "Restricted Period" means the period commencing on the earlier of (i) the Termination Date, (ii) the date on which you commence Garden Leave, or (iii) such date on which you cease providing services to the Company or any Group Company, and continuing for 12 months thereafter.

1.12    "Restricted Services" means any services:

1.12.1    provided or supplied by the Company or any Group Company as at the Termination Date or which the Company or any Group Company has planned to start providing or supplying within six months of the Termination Date; and

1.12.2    with which your duties were materially concerned or for which you, or any employee who was under your supervision, were responsible during the Relevant Period;
or any services of the same type or materially similar to such services.

1.13    "Securities" means any shares, debentures (whether or not secured), warrants or options to purchase any shares or debentures; and

1.14    "Supplier" means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company or any Group Company and with which, during that period, you, or any employee under your direct or indirect supervision, had material dealings in the course of employment with the Company;

The restrictions imposed in this Agreement apply to you acting:

a)    directly or indirectly; and

b)    on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

2.    Assignment of Intellectual Property

2.1    You acknowledge that the Company is the sole owner of any and all Intellectual Property Rights and insofar as any of the Intellectual Property Rights are not automatically vested in the Company and in consideration of the Basic Salary payable to you under the terms of this Agreement you hereby irrevocably assign to the Company absolutely with full title guarantee all right, title and interest in and to (including by way of present assignment of future Intellectual Property Rights) and all other rights and interests of whatsoever nature in and to the Intellectual Property Rights including the right to take proceedings and recover damages and obtain all other remedies for past infringements in respect thereof throughout the Universe for the full period of copyright (and of any analogous rights) and all revivals, renewals, extensions and novations thereof and thereafter (so far as possible) in perpetuity together with the right to the same in any manner and through any media (whether now known or hereinafter invented) as the Company shall in its absolute discretion decide.

2.2    All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by you in the course of your employment shall, together with all the Intellectual Property Rights in all such works, be and at all times remain the absolute property of the Company.

2.3    To the extent permissible by any applicable laws, you hereby irrevocably assign with full title guarantee (including by way of present assignment of future rights) to the Company all right, title and interest in and to any 'performers property rights' as that term is understood in Chapter II of Part II of the Copyright, Designs and Patents Act 1988 and any equivalent rights under any similar legislation in any other part of the world including without limitation all relevant reproduction, distribution, lending and rental rights and the making available right arising out of your employment throughout the world and you hereby irrevocably and unconditionally confirm that the Basic Salary payable to you under the terms of this Agreement includes equitable remuneration for the right to exploit all such rental rights.

2.4    You hereby irrevocably and unconditionally waive all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 and all similar rights in other jurisdictions that vest in you (whether before, on or after the date hereof) in connection with your authorship of any copyright works in the course of your employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

2.5    The Company and you both acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions.

2.6    You agree that, by virtue of the nature of your duties and the responsibility arising from them, you have and shall have at all times a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

2.7    You agree that all rights to and in any Invention shall belong to and be the property of the Company. You agree to immediately tell the Company about any Inventions and that you will keep confidential any and all information in any way relating to the Inventions unless otherwise authorised by the Company. You also agree to provide the Company with all materials embodying or relating to the Inventions, regardless of format.

2.8    To the extent that you make, discover or develop any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever which do not belong to the Company further to the previous sub-clause above but which:

2.8.1    you make (wholly or partly, either alone or with others) using the Company's or any Group Company's equipment; or

2.8.2    which you make (wholly or partly, alone or with others) using information obtained during the course of your employment; or

2.8.3    which is or may be relevant to or related to the Company's or any Group Company's existing or future business (collectively "Employee Rights"),

you agree to immediately inform the Company of the Employee Rights and, at the request and cost of the Company (and notwithstanding the termination of your employment) to immediately license or assign (as requested by the Company) all aspects of the Employee Rights to the Company and to deliver to the Company all documents and other materials relating to the Employee Rights. The Company shall pay you compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

2.9    You also agree, at the request and cost of the Company (and notwithstanding the termination of your employment) to sign and execute all such documents and do all such acts as the Company may reasonably require:

2.9.1    to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;
2.9.2    to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any such patent, registered design or other protection;

2.9.3        to bring any proceedings for infringement of any such patent, registered design or other protection, the Company having sole control of all aspects of such proceedings and/or disputes relating to the same; and

2.9.4    to otherwise to give effect to the assignments, waivers and licences contemplated under this clause.

2.10    The Company shall decide, in its sole discretion, whether to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process.

2.11    If anything created by you prior to your employment relates to the Company's actual or proposed business, you will list it on Annex A /s/ SK in a manner that does not violate any third party rights or disclose any confidential information. If you fail to initial above, it shall be presumed that no such creation exists.

3.    Non-Competition

3.1    You agree that you will not (without the Company's prior written consent), during your employment, and during the Restricted Period within the Restricted Area, and whether on your own account or in conjunction with or on behalf of any other person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1.1    be employed by; or

3.1.2    be engaged in; or

3.1.3    be materially interested in; or

3.1.4    render services to,

any business which provides or supplies Restricted Goods and/or Restricted Services within the Restricted Area, if

(a)    the business

(i)    is in competition with the Company and/or any Group Company with respect to Restricted Goods or Restricted Services in the Restricted Area, or

(ii)    is intending to compete with the Company and/or any Group Company with respect to Restricted Goods or Restricted Services in the Restricted Area, during the Restricted Period; or

(b) it is likely to result in the intentional or unintentional disclosure or use of Confidential Information by you in order for you to properly discharge your duties or to further your interest in, that business.

3.2    Subject to Clause 3.1(b) of Appendix A, this Clause 3 of Appendix A shall not prevent you from:
3.2.1    holding a Permitted Investment; or

3.2.2    being engaged or concerned in any business concern during the Restricted Period, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent during the Relevant Period.

4.    Non-Solicitation of Customers

4.1    You agree that you will not, during your employment and the Restricted Period, without the Company's prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly, in competition with the Company and/or any Group Company:

4.1.1    solicit business from; or assist in soliciting business from; or canvas any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services; and/or

4.1.2    accept orders or custom from; or facilitate the acceptance of orders or custom from; or act for; or have any business dealings with any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services.

5.    Non-Solicitation of Critical Employees

5.1    You agree that you will not, during the course of your employment or during the Restricted Period, without the Company's prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

5.1.1    solicit; or induce; or endeavour to solicit or induce; or assist or facilitate any other person to solicit or induce (including but not limited to by providing such person with information about the Critical Employee) any person who, on the Termination Date, was a Critical Employee to cease working for or providing services to the Company or any Group Company, whether or not any such person would thereby commit a breach of contract; and/or

5.1.2    employ; or otherwise engage any Critical Employee in the business of researching into, developing or otherwise dealing with goods or services which are the same as or similar to Restricted Goods or Restricted Services if that business is, or seeks to be at that time or in the future, in competition with the Company and/or any Group Company.

6.    Interference with Suppliers

6.1    You agree that you will not, during the course of your employment and during the Restricted Period, without the Company's prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:
6.1.1    solicit; or induce; or endeavour to solicit or induce any Supplier to cease to deal with the Company and/or any Group Company; and/or

6.1.2    interfere in any way with any relationship, or the supply of goods or services, between a Supplier and the Company or any Group Company.

7.    Notifiable Offer

7.1    You hereby undertake that you will immediately notify the Company of any offer of employment or any other engagement or arrangement made to you by any third party or parties which may give rise to a breach of one or more of the covenants contained in the Non-Competition Clause and the Non Solicitation of Employees, Customers and Suppliers Clauses of Appendix A ("Notifiable Offer").

7.2    You acknowledge and agree that you shall be obliged to draw the provisions of the covenants contained In the Non-Competition Clause of Appendix A and the Non-Solicitation of Employees, Customers and Suppliers Clauses of Appendix A to the attention of any third party who may, at any time during your employment or during the Restricted Period, offer to employ or engage you and for whom you intend to work at any time during the Restricted Period, prior to entering into any contractually binding agreement to perform work for such third party.

7.3    The Company reserves the right to inform any third party or parties of the existence of the covenants contained in the Non-Competition Clause of Appendix A and the Non-Solicitation of Employees, Customers and Suppliers Clauses of Appendix A.

8.    Agreement or Undertaking with Group Company

8.1    The Company contracts as trustee and agent for the benefit of each Group Company. You acknowledge that the provisions of this Appendix constitute severable undertakings given for the benefit of the Company and all other Group Companies and may be enforced by the Company on its own behalf or on behalf of any Group Company. The benefit of each agreement and obligation imposed upon you under this Appendix A may be assigned to and enforced by all successors and assigns for the time being of the Company and its Group Companies and such agreements and obligations will operate and remain binding notwithstanding the termination of your employment.

8.2    You hereby agree that you will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby you will accept restrictions and provisions corresponding to the restrictions and provisions herein (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period as such Group Company may reasonably require for the protection of its legitimate business interests.

8.3    You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.
9.    Transfer of Business or Undertaking to Third Party

If the Company transfers all or any part of its business to a third party (the "Transferee"), the clauses contained this Agreement including of Appendix A shall with effect from you becoming an employee of the Transferee, apply to you as if references to the Company included the Transferee and references to any Group Company were construed accordingly, and as if the references to defined terms in respect of the Company including but not limited to "Customer", "Prospective Customer" and "Critical Employee", applied to the customers, prospective customers and critical employees of the Transferee and their respective Group Companies. You agree to execute any such documents as may be required to effectuate the benefits of this clause for such Transferee and their respective Group Companies.

ANNEX A
[Employee to insert anything created by employee prior to employment that relates to the Company's actual or proposed business]